Exhibit 99

NEWS

Contacts: Frank Moore (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423

For Immediate Release

Northrop Grumman Reports

Second Quarter 2004 Results

Earnings per Share from Continuing Operations Increase 44 Percent to $0.79

Income from Continuing Operations Increases 40 Percent

Sales Increase 11 Percent to $7.4 Billion

Guidance Raised for 2004 Sales, Earnings per Share and Net Cash Provided by Operations

LOS ANGELES – July 29, 2004 – Northrop Grumman Corporation (NYSE: NOC) reported that second quarter 2004 income from continuing operations rose 40 percent to $289 million, or $0.79 per diluted share, compared with $207 million, or $0.55 per diluted share, for the same period of 2003. The increase reflects higher sales and operating margin, as well as a lower tax rate than in the second quarter of 2003. Sales for the second quarter of 2004 increased 11 percent to $7.4 billion from $6.6 billion for the same period of 2003.

“These results reinforce Northrop Grumman’s record of solid sales and earnings growth and demonstrate our ability to consistently deliver strong financial performance,” said Ronald D. Sugar, chairman, chief executive officer and president. “Based on the strength of year-to-date results, we now expect 2004 sales to increase to around $29 billion, earnings per share from continuing operations to grow to between $2.90 and $3.00, and net cash provided by operations to be about $1.7 billion.”

Operating margin for the 2004 second quarter increased 24 percent to $483 million from $391 million in the same period a year ago. Second quarter 2004 operating margin includes lower pension expense and higher unallocated corporate expenses than in the second quarter of 2003, as well as the effect of a $60 million pre-tax charge for increased projected costs for the F-16 Block 60 fixed-price development combat avionics program reported in the Electronic Systems segment.

Second quarter 2004 pension expense, as determined in accordance with accounting principles generally accepted in the United States, declined to $86 million from $140 million in the second quarter of 2003. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (CAS) increased operating margin by $77 million in the second quarter of 2004 and $66 million for the comparable 2003 period.

Unallocated corporate expenses were $53 million in the second quarter of 2004 compared with $22 million in the second quarter of 2003. The $31 million increase in unallocated corporate expenses was primarily due to higher mark-to-market stock compensation expense and deferred state income taxes.

The effective tax rate applied to income from continuing operations for the 2004 second quarter was 26 percent compared with 31 percent in the 2003 second quarter. During the second quarter of 2004, the company completed studies and recognized additional tax credits of $31 million related to research and development and export sales activities for the years 1997 through 2003.

Net income for the 2004 second quarter was $295 million, or $0.81 per diluted share, compared with $205 million, or $0.54 per diluted share for the same period of 2003.

Contract acquisitions were $5.3 billion in the second quarter of 2004 compared with $5.2 billion for the same period of 2003. Total funded backlog was $26.2 billion at June 30, 2004, compared with $26.9 billion at Dec. 31, 2003. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $57.2 billion at June 30, 2004, compared with $58.2 billion at Dec. 31, 2003.

2004 Guidance

The company expects 2004 sales of approximately $29 billion versus previous guidance of approximately $28 billion. Earnings per share from continuing operations are now expected to range between $2.90 and $3.00 versus previous guidance of between $2.80 and $2.95. Net cash provided by operating activities is expected to be approximately $1.7 billion in 2004, versus the prior estimate of approximately $1.5 billion.

Segment Results

ELECTRONIC SYSTEMS

	($ in millions) SECOND QUARTER
	2004	2003
Sales	$1,591	$1,512
Operating Margin	138	148
% Operating margin to sales	8.7%	9.8%

Electronic Systems second quarter 2004 sales increased 5 percent from the second quarter of 2003 due to revenue increases in Government Systems and Defensive Systems. Sales in Government Systems rose 72 percent, primarily due to higher sales to the U.S. Postal Service. Defensive Systems revenue increased 39 percent reflecting increased sales of infrared countermeasures for military helicopters, LITENING targeting pods, and test equipment. These sales increases were partially offset by lower sales in Aerospace Systems and Space Systems. Second quarter 2004 operating margin declined 7 percent due to a $60 million pre-tax charge for increased projected costs for the F-16 Block 60 fixed-price development combat avionics program. The principal portion of the charge reflects a higher estimate to complete qualification and production of the “Falcon Edge” electronic warfare suite. The impact of the charge was partially offset by improved performance and contract close-outs for several programs in the Navigation Systems, Defensive Systems, Aerospace Systems, and Government Systems business areas.

SHIPS

	($ in millions) SECOND QUARTER
	2004	2003
Sales	$1,557	$1,368
Operating Margin	100	23
% Operating margin to sales	6.4%	1.7%

Ships 2004 second quarter sales, which include the financial results of the Newport News and Ship Systems sectors, increased 14 percent compared with the 2003 second quarter, driven by higher sales in Surface Combatants, Amphibious & Auxiliary, and Submarines, which were partially offset by a decline in revenue in Aircraft Carriers. Surface Combatants sales rose 38 percent, primarily due to higher DD(X) program revenue. Amphibious & Auxiliary revenue rose 31 percent due to higher revenue in the LPD-17 and LHD-8 programs. Operating margin for the 2004 second quarter increased more than fourfold compared with the 2003 second quarter due to a $68 million pre-tax charge for the commercial Polar Tanker program recorded in the second quarter of 2003.

INFORMATION TECHNOLOGY

	($ in millions) SECOND QUARTER
	2004	2003
Sales	$1,225	$1,123
Operating Margin	73	62
% Operating margin to sales	6.0%	5.5%

Information Technology second quarter 2004 sales increased 9 percent due to higher revenue in Government Information Technology and Enterprise Information Technology. Government Information Technology revenue increased 13 percent, primarily due to new business awards and organic sales growth in existing programs. Enterprise Information Technology increased 12 percent, primarily due to expanded opportunities for product and service sales with civil agencies. Second quarter 2004 operating margin increased 18 percent, as compared with the second quarter of 2003, primarily due to higher revenue in Government Information Technology and Enterprise Information Technology and improved program performance in Commercial Information Technology.

MISSION SYSTEMS

	($ in millions) SECOND QUARTER
	2004	2003
Sales	$1,298	$1,100
Operating Margin	86	78
% Operating margin to sales	6.6%	7.1%

Mission Systems second quarter 2004 sales increased 18 percent, primarily due to revenue increases in Command, Control & Intelligence Systems and Missile Systems. Command, Control & Intelligence Systems revenue increased 26 percent, primarily due to higher revenue for the Tactical Automated Security Systems II program. Missile Systems revenue increased 12 percent, reflecting revenue from the new Kinetic Energy Interceptors program and the XonTech acquisition, as well as increased revenue from existing programs. Second quarter 2004 operating margin rose 10 percent due to higher volume compared with second quarter 2003 results. Operating margin in the 2003 second quarter included the recognition of favorable performance on a restricted program.

INTEGRATED SYSTEMS

	($ in millions) SECOND QUARTER
	2004	2003
Sales	$1,133	$1,004
Operating Margin	90	124
% Operating margin to sales	7.9%	12.4%

Integrated Systems sales for the second quarter of 2004 increased 13 percent over the second quarter of 2003, primarily due to higher sales in Airborne Early Warning/Electronic Warfare Systems and Air Combat Systems. Airborne Early Warning/Electronic Warfare Systems revenue increased 28 percent due to higher volume in the E-2 Advanced Hawkeye and EA-6B programs. Air Combat Systems revenue increased 8 percent due to higher volume in the F-35, Global Hawk, and Multi-Platform Radar Technology Insertion programs. Operating margin for the second quarter of 2004 declined 27 percent reflecting the segment’s changing business mix, which includes a greater proportion of lower margin development programs, including F-35, Global Hawk, E-2 Advanced Hawkeye, and the E-10A.

SPACE TECHNOLOGY

	($ in millions) SECOND QUARTER
	2004	2003
Sales	$836	$733
Operating Margin	61	55
% Operating margin to sales	7.3%	7.5%

Space Technology second quarter 2004 sales rose 14 percent over second quarter 2003 results, primarily due to higher sales in Software Defined Radios, Civil Space, and Intelligence, Surveillance & Reconnaissance. Software Defined Radios revenue increased 38 percent, primarily due to higher volume in the F-35 and F/A-22 programs. Civil Space revenue increased 28 percent, primarily due to higher volume in the National Polar-Orbiting Operational Environmental Satellite System and James Webb Space Telescope programs. Intelligence, Surveillance & Reconnaissance revenue also rose more than 18 percent. Second quarter 2004 operating margin rose 11 percent as compared with the second quarter 2003, primarily due to higher sales volume.

Debt and Cash Measurements

Northrop Grumman’s total debt was $5.8 billion at June 30, 2004, compared with $5.9 billion at Dec. 31, 2003. Interest expense for the second quarter of 2004 declined to $112 million from $119 million for the 2003 second quarter as a result of a reduction in fixed-rate debt acquired with the acquisition of TRW Inc. Second quarter 2004 interest expense also includes the impact of the adoption of Statement of Financial Accounting Standards No. 150 – Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which was adopted on July 1, 2003, and required $6 million of dividends payable on mandatorily redeemable preferred stock for the quarter to be classified as interest expense.

Net cash provided by operating activities for the 2004 second quarter decreased to $610 million versus net cash provided by operating activities of $737 million for the second quarter of 2003. The decrease was primarily due to higher tax payments in the second quarter of 2004 compared with the second quarter of 2003.

During the second quarter of 2004, the company repurchased approximately 2.4 million shares of its common stock at an average price of $49.92 per share, after giving effect for the 2-for-1 stock split, in the form of a stock dividend, effective June 21, 2004. Since the Aug. 20, 2003, announcement of a plan to repurchase up to $700 million of Northrop Grumman common stock, the company has repurchased approximately 10.4 million shares at an average price of $47.50.

About Northrop Grumman

Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides a broad array of technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. The company has 125,000 employees and operates in all 50 states and 25 countries and serves U.S. and international military, government and commercial customers.

Certain statements and assumptions in this release contain or are based on “forward-looking” information (that Northrop Grumman believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “guidance” or variations thereof. This information reflects the company’s best estimates when made, but the company expressly disclaims any duty to update this information if new data becomes available or estimates change after the date of this release.

Such “forward-looking” information includes, among other things, projected deliveries, expected funding for various programs, future effective income tax rates, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, and cash flow, and is subject to numerous assumptions and uncertainties, many of which are outside Northrop Grumman’s control. These include Northrop Grumman’s assumptions with respect to future revenues, expected program performance and cash flows, returns on pension plan assets and variability of pension actuarial and related assumptions, the outcome of litigation and appeals, environmental remediation, divestitures of businesses, successful reduction of debt, successful negotiation of contracts with labor unions, effective tax rates and timing and amounts of tax payments, and anticipated costs of capital investments, among other things. Northrop Grumman’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, Northrop Grumman’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; natural disasters and terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Northrop Grumman reports on Form 10-K and Form 10-Q.

Northrop Grumman will webcast its security analyst conference call at 12 p.m. EDT on July 29, 2004. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.

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NORTHROP GRUMMAN CORPORATION FINANCIAL HIGHLIGHTS ($ in millions, except per share) (unaudited)	SCHEDULE 1

	SECOND QUARTER		FIRST SIX MONTHS
	2004	2003	2004	2003
OPERATING RESULTS HIGHLIGHTS
Total contract acquisitions (1)	$5,344	$5,240	$13,764	$12,330
Total sales	7,374	6,627	14,479	12,493
Total operating margin	483	391	917	719
Income from continuing operations	289	207	517	381
Net income	295	205	527	458
Diluted earnings per share from continuing operations	.79	.55	1.42	1.00
Diluted earnings per share	.81	.54	1.45	1.21

Net cash provided by (used in) operating activities	610	737	873	(375)

	JUNE 30, 2004	DECEMBER 31, 2003 (4)

BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$ 559	$ 342
Accounts receivable, net	3,487	3,198
Inventoried costs, net	1,220	1,147
Property, plant, and equipment, net	4,033	4,036
Total debt	5,764	5,881
Net debt (2)	5,205	5,539
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	16,012	15,785
Total assets	33,327	33,009

Net debt to capitalization ratio (3)	24%	26%

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.
(2)	Total debt less cash and cash equivalents.
(3)	Net debt divided by the sum of shareholders’ equity and total debt.
(4)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.

NORTHROP GRUMMAN CORPORATION OPERATING RESULTS ($ in millions, except per share) (unaudited)	SCHEDULE 2

	SECOND QUARTER		FIRST SIX MONTHS
	2004	2003 (1)	2004	2003 (1)
Sales
Electronic Systems	$1,591	$1,512	$3,129	$2,850
Ships	1,557	1,368	3,001	2,563
Information Technology	1,225	1,123	2,455	2,214
Mission Systems	1,298	1,100	2,481	2,023
Integrated Systems	1,133	1,004	2,280	1,829
Space Technology	836	733	1,642	1,381
Intersegment Eliminations	(266)	(213)	(509)	(367)

	$7,374	$6,627	$14,479	$12,493

Operating margin
Electronic Systems	$138	$148	$296	$269
Ships	100	23	186	98
Information Technology	73	62	144	123
Mission Systems	86	78	162	134
Integrated Systems	90	124	206	212
Space Technology	61	55	112	87

Total segment operating margin	548	490	1,106	923

Reconciliation to operating margin (2)
Unallocated expenses	(53)	(22)	(163)	(52)
Pension expense	(86)	(140)	(176)	(280)
Reversal of CAS pension expense included above	77	66	157	137
Reversal of royalty income included above	(3)	(3)	(7)	(9)

Operating margin	483	391	917	719

Interest income	16	17	32	29
Interest expense	(112)	(119)	(225)	(263)
Other, net	3	11	13	28

Income from continuing operations before income taxes	390	300	737	513

Federal and foreign income taxes	101	93	220	132

Income from continuing operations	289	207	517	381

Income from discontinued operations, net of tax	6	2	7	82
(Loss) gain from disposal of discontinued operations, net of tax		(4)	3	(5)

Net income	$295	$205	$527	$458

Diluted earnings per share
Continuing operations	$.79	$.55	$1.42	$1.00
Discontinued operations	.02		.02	.22
Disposal of discontinued operations		(.01)	.01	(.01)

Diluted earnings per share	$.81	$.54	$1.45	$1.21

(1)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.
(2)	Pension expense is included in determining the segments’ operating margin to the extent that the cost is currently recognized under U.S. Government Cost Accounting Standards (CAS). In order to reconcile from segment operating margin to total company operating margin, these amounts are reported under the caption “Reversal of CAS pension expense included above.” Total pension expense or income determined in accordance with accounting principles generally accepted in the United States is reported separately as a reconciling item under the caption “Pension expense.” The reconciling item captioned “Unallocated expenses” includes the portion of corporate, legal, environmental, other retiree benefits, stock compensation, and other expenses not allocated to the segments.

NORTHROP GRUMMAN CORPORATION ADDITIONAL SEGMENT INFORMATION ($ in millions) (unaudited)	SCHEDULE 3

	CONTRACT ACQUISITIONS(1)				FUNDED BACKLOG(2)
	SECOND QUARTER		FIRST SIX MONTHS		JUNE 30,
	2004	2003 (4)	2004	2003 (4)	2004	2003 (4)
Electronic Systems	$1,489	$1,336	$3,261	$2,914	$6,600	$6,559
Ships	592	782	2,110	1,632	8,858	9,430
Information Technology	1,207	930	2,401	2,256	2,265	2,151
Mission Systems	990	893	2,326	2,105	2,750	2,283
Integrated Systems	820	893	2,588	2,558	4,606	4,494
Space Technology	552	643	1,685	1,410	1,601	1,337
Intersegment Eliminations	(306)	(237)	(607)	(545)	(529)	(364)

Total	$5,344	$5,240	$13,764	$12,330	$26,151	$25,890

	TOTAL BACKLOG, JUNE 30, 2004
	FUNDED	UNFUNDED(3)	TOTAL BACKLOG
Electronic Systems	$6,600	$2,239	$8,839
Ships	8,858	4,926	13,784
Information Technology	2,265	2,043	4,308
Mission Systems	2,750	7,248	9,998
Integrated Systems	4,606	6,018	10,624
Space Technology	1,601	8,590	10,191
Intersegment Eliminations	(529)		(529)

Total	$26,151	$31,064	$57,215

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.
(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.
(3)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity (IDIQ) orders.
(4)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.

AMORTIZATION OF PURCHASED INTANGIBLES

	SECOND QUARTER		FIRST SIX MONTHS
	2004	2003	2004	2003
Electronic Systems	$22	$22	$43	$43
Ships	11	11	21	21
Information Technology	4	5	9	10
Mission Systems	8	7	16	16
Integrated Systems	3	3	7	7
Space Technology	9	9	17	17

	$57	$57	$113	$114

NORTHROP GRUMMAN CORPORATION SALES BY BUSINESS AREA WITHIN SEGMENTS ($ in millions) (unaudited)	SCHEDULE 4

	SECOND QUARTER		FIRST SIX MONTHS
	2004	2003 (1)	2004	2003 (1)
Electronic Systems
Aerospace Systems	$362	$429	$754	$785
C4ISR & Naval Systems	327	327	659	606
Defensive Systems	267	192	522	406
Navigation Systems	199	191	383	365
Government Systems	177	103	301	189
Space Systems	116	138	227	248
Other	143	132	283	251

	1,591	1,512	3,129	2,850

Ships
Surface Combatants	511	371	981	692
Aircraft Carriers	475	528	915	998
Amphibious & Auxiliary	346	265	652	468
Submarines	178	160	340	292
Commercial & International	34	19	72	55
Services & Other	35	36	76	75
Intrasegment Eliminations	(22)	(11)	(35)	(17)

	1,557	1,368	3,001	2,563

Information Technology
Government Information Technology	740	654	1,493	1,278
Enterprise Information Technology	202	180	378	362
Commercial Information Technology	157	169	332	326
Technology Services	154	152	313	305
Intrasegment Eliminations	(28)	(32)	(61)	(57)

	1,225	1,123	2,455	2,214

Mission Systems
Command, Control & Intelligence Systems	791	630	1,514	1,187
Missile Systems	337	302	622	514
Technical & Management Services	185	177	373	342
Intrasegment Eliminations	(15)	(9)	(28)	(20)

	1,298	1,100	2,481	2,023

Integrated Systems
Air Combat Systems	670	619	1,382	1,135
Airborne Early Warning/Electronic Warfare Systems	318	248	598	427
Airborne Ground Surveillance/Battle Management	147	139	303	269
Intrasegment Eliminations	(2)	(2)	(3)	(2)

	1,133	1,004	2,280	1,829

Space Technology
Intelligence, Surveillance & Reconnaissance	263	223	500	425
Civil Space	164	128	319	246
Software Defined Radios	142	103	285	188
Satellite Communications	126	131	258	250
Missile & Space Defense	102	106	201	195
Technology	63	55	115	100
Intrasegment Eliminations	(24)	(13)	(36)	(23)

	836	733	1,642	1,381

Intersegment Eliminations	(266)	(213)	(509)	(367)

Total Sales	$7,374	$6,627	$14,479	$12,493

(1)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.